                                                                     EXHIBIT 5.1


                                  July 26, 1997



Skystone Systems Corporation                 Stikeman, Elliott
146 Colonnade Road, Suite 201                Commerce Court West, Suite 5300
Nepean, Ontario K1S 5N4                      Toronto, Ontario M5L 1B9


Ladies and Gentlemen:

        We have acted as counsel for Cisco Systems, Inc., a California corporation ("Cisco"), in connection with the acquisition (the "Acquisition") of Skystone Systems Corporation, a corporation incorporated under the Canada Business Corporations Act ("Skystone"), pursuant to the Amended and Restated Acquisition Agreement by and between Cisco and Skystone, dated as of June 9, 1997, as amended (the "Acquisition Agreement"). This opinion is rendered to you pursuant to Section 6.2(c) of the Acquisition Agreement. Capitalized terms used herein and not otherwise defined shall have the same meaning given to such terms in the Acquisition Agreement.

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates, including certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion, including the Restated Articles of Incorporation and the Amended and Restated Bylaws of Cisco and the records of the Board of Directors of Cisco relating to the Acquisition. In addition, in connection with the Acquisition, we have reviewed the Acquisition Agreement, the Voting and Exchange Trust Agreement, the Support Agreement and the Escrow Agreement (collectively, the "Transaction Documents").

        In such examination and review we have assumed, and express no opinion as to the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies; and that there are no extrinsic agreements or understandings among the parties to the Transaction Documents that would modify or interpret the terms of the Transaction Documents or the respective rights or obligations of the parties thereunder. As to any facts material to the opinions hereinafter expressed which we did not independently establish or verify, we have relied without investigation upon certificates, statements and representations of representatives of Cisco. During the course of our discussion with such officers and representatives and our review of the

Skystone Systems Corporation                                       July 26, 1997
                                                                          Page 2


documents described above in connection with the preparation of these opinions, no facts were disclosed to us that caused us to conclude that any such certificate, statement or representation is untrue. In making our examination of the documents executed by entities other than Cisco, we have assumed that each such other entity had the power to enter into and perform all its obligations thereunder and the due authorization, execution and delivery of such documents by each such entity.

        The opinions hereinafter expressed are qualified to the extent that (a) the validity or enforceability of any of the agreements, documents or obligations referred to herein may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally, and (b) the enforceability of such agreements, documents or obligations may be limited by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and public policy, whether applied by a court of law or equity. We do not express any opinion herein as to the availability of any equitable or other specific remedy upon breach of any of the agreements, documents or obligations referred to herein. We render or imply no opinion with respect to compliance with applicable anti-fraud statutes, rules or regulations of applicable state or federal law.

        Based upon and subject to the foregoing, and subject to the further assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that:

        1. Cisco is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has the corporate power and authority to own, operate and lease its properties and carry on its business as now conducted.

        2. The authorized capital stock of Cisco consists of 1,200,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value. At the close of business on July 24, 1997, no shares of Preferred Stock were issued and outstanding. At the close of business on July 24, 1997, 667,869,357 shares of Common Stock were issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and nonassessable. On the close of business on July 24, 1997, 88,724,339 shares of Common Stock were subject to issuance upon exercise of outstanding options.

        3. Cisco has full corporate power and authority to execute, deliver, and perform its obligations under the Transaction Documents; Cisco has taken all requisite corporate action to approve and adopt the Transaction Documents and to approve and to authorize the carrying out of the transactions contemplated thereunder; and each of the Transaction Documents has been duly executed and delivered by Cisco.

Skystone Systems Corporation                                       July 26, 1997
                                                                          Page 3



        4. The Acquisition Agreement and Escrow Agreement constitute legal, valid and binding obligations of Cisco; provided, however, the enforceability of the indemnity obligations contained in such agreements may be limited by public policy.

        5. The approval of the shareholders of Cisco is not required for the consummation of the transactions contemplated by the Acquisition Agreement; the shares of Cisco Common Stock to be delivered in exchange for shares of Skystone Common Stock will, when issued as contemplated by the Acquisition Agreement, be validly issued, fully paid and nonassessable.

        6. The execution, delivery and performance of the Acquisition Agreement by Cisco and the carrying out of the transactions contemplated by the Acquisition Agreement to be carried out by Cisco did not and will not conflict with or constitute a violation under the charter documents of Cisco.

        7. To our knowledge, no suit, action or legal, administrative, arbitration or other proceeding or governmental investigation is pending or threatened to which Cisco or any of their assets or properties is a party which seeks to prohibit, restrain or enjoin the transactions contemplated by the Acquisition Agreement.

        Whenever our opinion herein with respect to the existence or absence of facts is indicated to be based upon our knowledge, such expression means that in the course of our representation of Cisco in connection with the Acquisition nothing has come to our attention that would give us actual knowledge of the existence or absence of such facts. We have undertaken no independent factual investigation to determine the existence or absence of such facts.

        With respect to the opinions set forth in the third and fourth sentences of paragraph (2) as to the number of issued and outstanding shares of Common Stock and that such shares have been validly issued and are fully paid and nonassessable, and as to the number of shares of Common Stock subject to outstanding options, we have: (i) relied, without independent verification, on a certificate of the transfer agent and registrar of Cisco ("Transfer Agent") dated as of July 24, 1997 as to the matters set forth therein, (ii) relied, without independent verification, on a certificate of an officer of Cisco, dated as of July 24, 1997 with respect to certain of the factual matters set forth therein and (iii) reviewed procedures used by Cisco and the Transfer Agent when issuing or authorizing the issuance of shares. We note, however, that we have not (x) reviewed Cisco's stock records, (y) verified procedures used by or obtained records from Cisco's Transfer Agent or (z) independently verified that each issued and outstanding share of Common Stock has been fully paid.

Skystone Systems Corporation                                       July 26, 1997
                                                                          Page 4



        This opinion relates solely to the laws of the State of California and applicable federal laws of the United States, and we express no opinion with respect to the effect or applicability of the laws of other jurisdictions.

        The opinions expressed herein are solely for your benefit in connection with the above transactions and may not be relied upon in any manner or for any purpose by any other person.


                                   Sincerely,

                                   /s/ Brobeck, Phleger & Harrison LLP

                                   BROBECK, PHLEGER & HARRISON LLP